NEWS RELEASE

PARK PLACE ENERGY CORP.

OTCBB:PRPL

FRANKFURT: 3P2

Park Place Energy Corp. Announces Operational Update

Vancouver, British Columbia October 7, 2008 - Park Place Energy Corp. ("Park Place" or "the Company") is pleased to announce that Montello Resources Ltd. (TSX Venture Exchange symbol "MEO"), as Operator of the Morgan Highpoint Project, has notified the Company that the Operator is currently securing services to commence testing of its Tennessee High Point #2 Deep Gas Well. Upon completion of testing, the operator intends to fully evaluate the gas zone that was identified on the Schlumberger cased hole logs as announced on May, 6th 2008.

The Company has also been notified that the Operator intends to test the prospectivety of the Chattanooga Shales in its wells. Recent tests in the Chattanooga close to the Morgan Highpoint leases have proved highly economic. Offset producing properties have shown production results between 200 to 500 MCF/day on vertical wells.

The Company also announces that it has assigned its interest in its recently acquired lands in Northwestern Alberta to Fifth Avenue Diversified Inc., a closely held private company, in consideration of the payment of $200,000 and the issuance of 200,000 shares of Fifth Avenue Diversified Inc. having a deemed price of $0.25 per share. The Company made this decision in order to better apply its resources in a focused manner.

About Park Place

Park Place Energy Corp. is a North American oil and gas company that is participating in high impact opportunities. The Company currently has gas production in North-East British Columbia and is committed to developing the asset. Park Place's management is focused on optimizing profitability and enhancing shareholder value.

For Further Information Contact:

Investor Relations: 1 (877) 685 0076
Email: info@parkplaceenergy.com
Website: www.parkplaceenergy.com

Certain information regarding the Corporation contained herein may constitute forward-looking statements. These statements may include estimates, plans, expectations, opinions, forecasts, projections, guidance or other statements that are not statements of fact. Although Park Place believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. These statements are subject to certain risks and uncertainties and may be based on assumptions that could cause actual results to differ materially from those anticipated or implied. The Corporation is under no obligation to update or alter any forward-looking statement. These risks include operational and geological risks, the ability of the Corporation to raise necessary funds for exploration and the fact that the Corporation does not operate all its properties. Park Place's forward-looking statements are expressly qualified in their entirety by this cautionary statement.